UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2012

Nielsen Holdings N.V.

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-35042 333-142546-29	98-0662038 98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway New York, New York 10003 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

1.	Indenture and Senior Notes due 2020

On October 2, 2012, Nielsen Finance LLC and Nielsen Finance Co. (the “Issuers”), indirect wholly-owned subsidiaries of Nielsen Holdings N.V., parent company of The Nielsen Company B.V. (the “Company”), issued $800 million aggregate principal amount of their 4.500% Senior Notes due 2020 (the “notes”), which mature on October 1, 2020, pursuant to an indenture, dated October 2, 2012, among the Issuers, the Guarantors (as defined therein) and Law Debenture Trust Company of New York, as trustee (the “Indenture”). The notes are guaranteed by the Company, VNU Intermediate Holding B.V. (“VNU”), Nielsen Holding and Finance B.V. (together with VNU and the Issuers, the “Covenant Parties”) and, subject to certain exceptions, each of their direct and indirect wholly-owned subsidiaries other than the Issuers.

The Issuers will pay interest on the notes at a rate of 4.500% per annum, semi-annually on interest payment dates as provided in the Indenture.

Until October 1, 2015, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 104.500% of the aggregate principal amount thereof with the net proceeds of one or more equity offerings so long as at least 65% of the aggregate principal amount of the notes originally issued under the Indenture remains outstanding following any such redemption.

The Indenture contains covenants that limit the Covenant Parties’ ability and the ability of the Covenant Parties’ restricted subsidiaries to, among other things: incur additional debt or issue certain preferred shares; pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; make certain investments; sell certain assets; create liens on certain assets to secure debt; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into certain transactions with its affiliates; and designate its subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important limitations and exceptions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding notes to be due and payable immediately.

The foregoing descriptions of the notes and the Indenture do not purport to be complete and are qualified in their entirety by reference to the Indenture, attached hereto as Exhibit 4.1(a).

2.	Registration Rights Agreement

On October 2, 2012, the Issuers entered into a registration rights agreement with J.P. Morgan Securities LLC, Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, HSBC Securities (USA) Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC in connection with the notes (the “Registration Rights Agreement”).

Subject to the terms of the Registration Rights Agreement, the Issuers will use their reasonable best efforts to register with the SEC exchange notes having substantially identical terms as the notes described above and to exchange freely tradable exchange notes for notes described above within 360 days after the issue date of the notes described above (the “effectiveness target date”).

If the Issuers fail to meet the effectiveness target date (a “registration default”), the annual interest rate on the notes will increase by 0.25% for each 90-day period during which the default continues, up to a maximum additional interest rate of 1.0% until the registration default is cured.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, attached hereto as Exhibit 4.1(b).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

Exhibit 4.1(a)	Indenture, dated as of October 2, 2012, among Nielsen Finance LLC, Nielsen Finance Co., the Guarantors (as defined therein) and Law Debenture Trust Company of New York, as Trustee.

Exhibit 4.1(b)	Registration Rights Agreement, dated as of October 2, 2012, among Nielsen Finance LLC, Nielsen Finance Co., the Guarantors (as defined therein), J.P. Morgan Securities LLC, Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, HSBC Securities (USA) Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2012

NIELSEN HOLDINGS N.V. THE NIELSEN COMPANY B.V.

By:	/s/ James W. Cuminale
Name:	James W. Cuminale
Title:	Chief Legal Officer